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                                                                    Exhibit 10.8

                                    AGREEMENT

         THIS AGREEMENT is dated as of the 15th day of October, 1999 by and between SUN REMARKETING, INC., a Utah corporation, hereinafter referred to as "Sun Remarketing," with a mailing address of Post Office Box 4059, Logan, Utah 84323-4059, and THE ROSE GROUP CORPORATION OF NEVADA, a Nevada corporation, hereinafter referred to as "The Rose Group" or "the Company" with a mailing address at 1535 Northgate Blvd., Sarasota, Florida 34240.

         WHEREAS, The Rose Group is in the business of selling prenatal and postpartum products to expectant mothers and new mothers in part utilizing the trademark of the Lamaze Institute;

         WHEREAS, Sun Remarketing has agreed to design an E-Commerce website for The Rose Group and assist the Company in bringing its website into operational status; and

         WHEREAS, representatives of the parties previously met at the offices of Sun Remarketing on Tuesday, April 6, 1999 and orally agreed upon the terms and conditions of their contractual arrangements.

         WHEREAS, the parties have agreed it would be appropriate to memorialized their contractual arrangements in a formal agreement to be made a matter of record;

         NOW, THEREFORE, in consideration of Ten ($10.00) Dollars and other valuable consideration, including the representations, warranties and agreements contained in this Agreement, the parties agree as follows:

         Section 1. The representations, terms and undertakings contained in the "WHEREAS" clauses set forth in this Agreement are deemed to be incorporated herein by reference as though recited verbatim and at length.

         Section 2. Sun Remarketing hereby agrees to be responsible for providing all hardware, software and related computer engineering services to create an E-Commerce website under the
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domain name, Rosebaby.com. The initial compensation for the creation of this website will be 50,000 shares of The Rose Group common stock valued, for the purposes of this Agreement, at fifty ($0.50) cents per share. At the request of Sun Remarketing, the aforesaid 50,000 shares may be placed in the name of it principal officer, Robert L. Cook.

         Section 3. Additional services to be rendered by Sun Remarketing to The Rose Group in connection with designing and initiating the operation of the Company's E-Commerce website will include registering the website addresses with appropriate search engines, such as Yahoo, Lycos and Excite, credit card processing, and other related operational services. In addition, where appropriate, Sun Remarketing will provide computer consultation services with respect to matters such as banner advertising and other new advertising concepts which utilize the Internet.

         Section 4. It is contemplated that the architecture of the E-Commerce website designed for The Rose Group shall be similar in concept and design to the structure operated by Sun Remarketing, an affiliate of Sun Remarketing. All improvements made to the website for Sun Remarketing shall also be implemented to improve the viability of the Rosebaby.com E-Commerce website.

         Section 5. In connection with the services to be rendered in developing the Rosebaby.com E-Commerce website, Sun Remarketing was paid the minimum fixed sum of $5,000 a month commencing in June 1999 for continuing computer engineering and related services to be rendered to The Rose Group. It is further agreed that when the actual computer engineering services rendered or performed by persons employed by Sun Remarketing, Inc. exceeds in value by $5,000 per month, the Rose Group agrees to pay Sun Remarketing, Inc. at the rate of $50 per hour for work performed by its executive computer specialist and/or management executives, $35 per hour for


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work performed by it senior computer specialist and $25 per hour for work performed by its junior computer specialist.

         Section 6. As its contribution to the Rosebaby.com website that is the subject of this Agreement, The Rose Group is to provide film which will display the variety of products it will offer for sale over its E-Commerce website, a narrative description of these products and proposed pricing of same. The Rose Group will also provide to Sun Remarketing on a monthly basis information concerning the availability of its product line for inventory purposes and information concerning its marketing programs that relate to the operation of the Rosebaby.com E-Commerce website.

         Section 7. As further compensation, on or before August 15, 1999, Sun Remarketing or its principal officer will have the right to purchase an additional 50,000 shares of The Rose Group common stock at a price of fifty ($0.50) cents per share. By way of this agreement, the Rose Group confirms receipt of $12,500 towards a subscription payment of $25,000 made by Robert L. Cook, leaving a balance due of $12,500 to be paid upon execution of this agreement.

         Section 8. The parties hereby agree that commencing December 31, 1999 either one of them may cancel this Agreement upon sixty days written notice to each other, it being understood that it would be extremely disruption for the Rose Group to have the Rosebaby.com website "go off the air" at any time now that it is operational. Assuming that neither of the parties have exercised their option to cancel this Agreement on or before December 31, 1999, then, and in that event, Sun Remarketing or its principal officer will have the right to purchase an additional 50,000 shares of The Rose Group common stock at a price of fifty cents a share or an aggregate price of $25,000, the said option to commence as of January 1, 2000 and to expire without notice on December 31, 2000.


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         Section 9. The parties agree that Sun Remarketing will be primarily responsible for hiring, firing and supervising personnel required to complete and assist in operating the Rosebaby.com E-Commerce website created for The Rose Group. The Rose Group agrees to be responsible for hiring, firing and supervising personnel that currently provide and will in the future provide customer services responses to inquiries relating to its E-Commerce website and to fulfill orders from customers.

         Section 10. Neither Sun Remarketing nor The Rose Group has dealt with or retained any broker in connection with this Agreement. The parties therefore agree to hold each other harmless from any claim for a broker's fee alleged to be due and owing because of the transactions which are memorialized hereby.

         Section 11. Each party shall pay his own expenses incidental to the preparation and closing of this Agreement, including, but not limited to, the fees and costs of their own attorneys. The


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parties hereby represent that they have had the opportunity to review this
Agreement with an attorney of their personal choice.

         Section 12. This Agreement may not be assigned by Sun Remarketing or The Rose Group without the written consent of the other party. Any attempt by either party to assign this Agreement without written consent of the other is sufficient ground by the non-consenting party to terminate this Agreement.

         Section 13. The terms or provisions of this Agreement may be only waived by the party entitled to its benefit in the form of a written instrument duly executed by such party.

         Section 14. Any notice, request, demand, waiver, consent, approval or other communications relating to this Agreement shall be in writing and deemed given by being delivered personally or by certified mail, postage prepaid, to the parties at the addresses written above with a copy of any communication by Sun Remarketing sent to Robert H. Jaffe, Esq., Robert H. Jaffe & Associates, P.A., 8 Mountain Avenue, Springfield, New Jersey in his capacity as attorney for The Rose Group and a copy of any communication by The Rose Group to George Daines, Esq., 108 North Main Street, Logan, Utah 84321, in his capacity as attorney for Sun Remarketing.

         Section 15. The parties agree that each of them have distinct responsibilities with respect to their obligations under this Agreement. They further agree that this Agreement is not to be deemed to constitute a joint venture nor do the parties intend that their relationship should be considered to be a partnership where one party may be responsible for the activities of the other with respect to persons who are not parties to this Agreement.


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         Section 16. The parties agree that this Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Nevada.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement dated as of the 15th day of October, 1999.

WITNESSETH:                                          SUN REMARKETING, INC.


/s/ Todd Reese                                       /s/ Robert L. Cook
-------------------------                            ---------------------------
Todd Reese, Comptroller                              Robert L. Cook, President


WITNESSETH:                                          THE ROSE GROUP CORPORATION
                                                          OF NEVADA


/s/ Robert H. Jaffe                                  /s/ Sheldon R. Rose
-------------------------                            ---------------------------
Robert H. Jaffe, Secretary                           Sheldon R. Rose, President


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